Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SECOND QUARTER 2021 RESULTS

FARMINGDALE, NJ – August 9, 2021 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the second quarter 2021.

Second Quarter 2021 Highlights

•	GAAP net loss applicable to common stockholders of $13.8 million, or $0.81 per share
•	Core earnings attributable to common stockholders of $4.7 million, or $0.28 per share
•	Common book value per share of $9.63 at June 30, 2021
•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 11.8% at August 6, 2021
•	Aggregate portfolio leverage stood at 3.6x at June 30, 2021
•	As of June 30, 2021, the Company had unrestricted cash of approximately $54 million

“During the second quarter, we continued to actively manage our investment portfolio, generating core earnings that covered our quarterly dividend,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Prepayment speeds improved quarter-over-quarter across our portfolio, positively impacting our earnings profile.  We remain well positioned to benefit from a rising rate environment.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the second quarter of 2021 of $13.8 million, or $0.81 per basic and diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $6.6 million of net interest income, $9.7 million of net servicing income, a net realized gain of $1.0 million on RMBS, a net realized loss of $10.1 million on derivatives, a minimal net realized gain on acquired assets, a net unrealized gain of $3.5 million on derivatives, a net unrealized loss of $20.5 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.7 million.

Core earnings attributable to common stockholders for the second quarter of 2021 were $4.7 million, or $0.28 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Income
Interest income	$7,085	$10,132
Interest expense	449	3,425
Net interest income	6,636	6,707
Servicing fee income	13,748	18,032
Servicing costs	4,072	6,594
Net servicing income	9,676	11,438
Other income (loss)
Realized gain (loss) on RMBS, available-for-sale, net	983	(1,769)
Realized loss on investments in MSRs, net	-	(11,347)
Realized gain (loss) on derivatives, net	(10,139)	4,558
Realized gain (loss) on acquired assets, net	29	(548)
Unrealized gain (loss) on derivatives, net	3,548	(4,581)
Unrealized loss on investments in Servicing Related Assets	(20,501)	(17,025)
Total Loss	(9,768)	(12,567)
Expenses
General and administrative expense	1,726	1,420
Management fee to affiliate	1,949	1,974
Total Expenses	3,675	3,394
Loss Before Income Taxes	(13,443)	(15,961)
Benefit from corporate business taxes	(1,830)	(3,278)
Net Loss	(11,613)	(12,683)
Net loss allocated to noncontrolling interests in Operating Partnership	240	227
Dividends on preferred stock	2,465	2,461
Net Loss Applicable to Common Stockholders	$(13,838)	$(14,917)
Net Loss Per Share of Common Stock
Basic	$(0.81)	$(0.88)
Diluted	$(0.81)	$(0.88)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,073,943	16,882,077
Diluted	17,096,124	16,895,408

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the second quarter 2021 was approximately $2.0 million.

	Three Months Ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Net Loss	$(11,613)	$(12,683)
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	(1,021)	14,017
Reclassification of net realized gain (loss) on RMBS included in earnings	(983)	1,769
Other comprehensive income (loss)	(2,004)	15,786
Comprehensive income (loss)	$(13,617)	$3,103
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	(276)	66
Dividends on preferred stock	2,465	2,461
Comprehensive income (loss) attributable to common stockholders	$(15,806)	$576

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended June 30, 2021

The Company realized servicing fee income of $13.7 million and interest income of $7.1 million, offset by other expenses of $26.1 million, primarily related to unrealized losses on investments in Servicing Related Assets, as well as realized losses in derivatives.  The unpaid principal balance for the MSR portfolio stood at $21.5 billion as of June 30, 2021 and the carrying value of the MSR portfolio ended the quarter at $212.0 million.  Net interest spread for the RMBS portfolio stood at 2.32% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.6x.

The RMBS portfolio had a book and carrying value of approximately $1.0 billion at quarter-end June 30, 2021.  The portfolio had a weighted average coupon of 3.07% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end June 30, 2021, the Company held interest rate swaps with a notional amount of $1.4 billion, swaptions with a notional amount of $70.0 million, TBAs with a notional amount of $352.9 million, Treasury futures with a notional amount of $67.0 million, and options on Treasury futures with a notional amount of $30.0 million.

As of June 30, 2021, Cherry Hill’s GAAP book value was $9.63 per diluted share, net of the second quarter dividend.

Dividends

On June 17, 2021, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the second quarter of 2021. The dividend was paid in cash on July 27, 2021 to common stockholders of record as of the close of business on June 30, 2021. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the second quarter of 2021. The dividends were paid in cash on July 15, 2021 to Series A and B Preferred stockholders of record as of the close of business on June 30, 2021.

Core Earnings

Core earnings is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization), realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. MSR amortization refers to the portion of the change in fair value of the MSRs that is primarily due to the realization of cashflows or runoff and includes an adjustment for any gain or loss on the capital used to purchase the MSR. Additionally, core earnings excludes any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. Core earnings are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining core earnings, it may not be comparable to similarly-titled measures of other issuers, which define core earnings differently from the Company and each other. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Net Loss	$(11,613)	$(12,683)
Realized loss (gain) on RMBS, net	(983)	1,769
Realized loss (gain) on derivatives, net	10,139	(4,558)
Realized loss on investments in MSRs, net	-	11,347
Realized loss (gain) on acquired assets, net	(29)	548
Unrealized loss (gain) on derivatives, net	(3,548)	4,581
Unrealized loss on investments in MSRs, net of estimated MSR amortization	14,231	11,800
Tax expense on realized and unrealized gain on MSRs	(839)	(2,282)
Total core earnings:	$7,358	$10,522
Core earnings attributable to noncontrolling interests in Operating Partnership	(147)	(193)
Dividends on preferred stock	2,465	2,461
Core Earnings Attributable to Common Stockholders	$4,746	$7,868
Core Earnings Attributable to Common Stockholders, per Diluted Share	$0.28	$0.47
GAAP Net Loss Per Share of Common Stock, per Diluted Share	$(0.81)	$(0.88)

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the Securities and Exchange Commission on August 9, 2021.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2021 and its results of operations for the second quarter 2021 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Second Quarter 2021 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on September 9, 2021 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13721348.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com